Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE	Contact:	Paul Caminiti/Brandy Bergman/Carrie Bloom
Sard Verbinnen & Co
212/687 — 8080
VECTOR GROUP SUBSIDIARY TO RECEIVE $20 MILLION LEGAL SETTLEMENT
Vector Will Recognize Gain of Approximately $19.5 Million in 2007

     MIAMI, FL, March 15, 2007 — Vector Group Ltd. (NYSE: VGR) today announced that its New Valley LLC subsidiary has reached a settlement with the United States government under which New Valley will receive $20.0 million.
     The settlement relates to a legal action commenced by New Valley in 1994 against the United States government seeking damages for breach of a launch services agreement covering the launch of one of the Westar satellites owned by New Valley’s former Western Union satellite business. On March 14, 2007, the parties entered into a Stipulation for the Entry of Judgment to settle New Valley’s claims in this litigation. The settlement, among other things, calls for the payment of $20.0 million by the government to New Valley, inclusive of interest, with each party to bear its own costs, expenses and attorney fees. The stipulation has been submitted to the United States Court of Federal Claims for approval. Vector Group expects to recognize a pre-tax gain in 2007 of approximately $19.5 million in connection with the settlement.
     Vector Group is a holding company that indirectly owns Liggett Group LLC, Vector Tobacco Inc. and New Valley LLC. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.
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